Exhibit 97
EXECUTIVE COMPENSATION RECOVERY POLICY

Purpose
The incentive-based compensation plans of Equinox Gold Corp. (“Company”) are intended to align the interests of the Company’s executive officers and shareholders through equity and other performance-based compensation plans. This recovery policy (“Recovery Policy”) provides for the right to recover performance-based compensation from the Chief Executive Officer, the Chief Financial Officer or any other officer of the Company (each, an “Officer”) that has engaged in fraud, theft, embezzlement, serious misconduct or negligence irrespective of whether it directly caused or directly contributed to the need for a material restatement of the Company’s financial, technical or operational results in order to comply with applicable securities laws.
Administration and Scope
The Recovery Policy shall be administered by the independent members of the board of directors (“Board”). Any determinations made by the independent members of the Board shall be deemed conclusive and binding on all individuals covered by the Recovery Policy.
The Recovery Policy is triggered:
(a)if the Company is required by applicable securities laws to materially restate previously issued financial, technical or operational results and the fraud, theft, embezzlement, serious misconduct or negligence of an Officer directly caused or directly contributed to the need for such material restatement (a “material restatement”); or
(b)in the event an Officer has engaged in fraud, theft, embezzlement or serious misconduct (including conduct that would qualify as cause for termination of employment at common law) or negligence, regardless if there was a material restatement.
The Recovery Policy applies to incentive-based compensation to Officers and includes annual incentives and long-term incentives based on the Company’s financial performance, whether paid in cash or in equity, where the award or size of the award was contingent on such performance (“Incentive Compensation”).
Recovery/Cancellation/Clawback
In their sole discretion, the independent members of the Board may (subject to applicable laws and the terms and conditions of any compensation plans) determine within 3 months of the discovery of the fraud, theft, embezzlement, serious misconduct or negligence:
(a)in the case of incentives based on the Company’s financial, technical or operational performance, seek recovery from such Officer of the portion of Incentive Compensation awarded to and received by the Officer during the preceding 24 month period of a material restatement, that is greater than the compensation that the Officer would have been awarded or received had such compensation been calculated on the basis of the restated results (“Attributable Portion”); and

(b)in the case of incentives based on the market price of the Company’s shares:
(i)cancel any unvested options or other equity compensation securities, or clawback any vested and unexercised options or other equity compensation securities or other outstanding Incentive Compensation granted or awarded during the preceding 24-month period, provided that if determinable, only the Attributable Portion of such Incentive Compensation shall be subject to cancellation or clawback; or
(ii)require the Officer to repay the after tax amount of any gain on exercise or settlement of options or other equity compensation securities within 12 months from the end of the financial period that was subject to the material restatement, provided that if determinable, only the gain (adjusted for tax effects as the independent members of the Board determine to be reasonable) from the Attributable Portion shall be subject to repayment.
Other Remedies
In addition to the above, the independent members of the Board may dismiss the Officer in accordance with the terms of the Officer’s employment agreement and applicable law, authorize legal action for breach of fiduciary duty or take other action to enforce the Officer’s obligations to the Company. In determining the appropriate action, the independent members of the Board may also consider penalties or punishments imposed by law enforcement agencies or regulators. The power of the independent members of the Board to determine the appropriate punishment for the wrongdoer is in addition to, and not in lieu of, penalties and punishment imposed by third party entities.
For purposes of the Recovery Policy, an action by, or an act of omission by, an Officer will not be considered to constitute negligence or serious misconduct if the Officer in good faith, relied on the advice of the Company’s accountants, auditors, financial advisors, legal counsel or other experts.
Discretion in Enforcing the Recovery Policy
The independent members of the Board have the authority to decline to seek recovery of some or all of the amounts otherwise determined to be recoverable under the Recovery Policy if they determine that doing so would be unreasonable or contrary to the interests of the Company and its shareholders. In making such a determination, the independent members of the Board may consider: (a) the likelihood of success of recovering Incentive Compensation; (b) if such claim may prejudice the interests of the Company; (c) passage of time from when the fraud or misconduct occurred; (d) if there are legal proceedings against the Officer related to the fraud or misconduct; and (e) if such claim would be contrary to applicable laws or terms of the Company’s compensation plans.
Amendment
The Board may amend this Recovery Policy from time to time in its discretion, and to reflect regulations adopted by the Securities and Exchange Commission or other applicable securities regulatory authorities.
Implementation
The Recovery Policy shall be implemented in the form of contractual provisions in the grant or award documents for the incentive-based compensation plans, which will constitute the whole agreement between Officer and the Company in relation to that compensation plan.

Equinox Gold Corp – Executive Compensation Recovery Policy

Successors
The Recovery Policy shall be binding and enforceable against all Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.
Recourse
No member of the Board who is responsible for the administration or implementation of this Recovery Policy shall be liable to any Officer who is subject to this Recovery Policy for any action that is taken in good faith by the member if such action is within the scope of, or within the authority granted to such member under the terms of, this Recovery Policy.
General
The Board has full authority to interpret, amend and enforce this Recovery Policy on behalf of the Company. All determinations and decisions made by the Board (or any committee thereof) pursuant to the provisions of this Recovery Policy shall be final, conclusive, and binding on the Company, its subsidiaries and the persons to whom this Recovery Policy applies. Without limiting the generality of this Recovery Policy and its provisions, additional measures for recovery of certain amounts of incentive-based compensation, as required under the New York Stock Exchange (“NYSE”) listing standards, are set out in the Appendix which is attached to and forms part of this Recovery Policy.
The provisions of this Recovery Policy apply to the fullest extent of the law; provided however, to the extent that any provisions of this Recovery Policy are found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Dated: October 30, 2019
Reviewed: February 2025

This Recovery Policy is effective as of October 30, 2019 and any compensation recovered under this Recovery Policy is limited to awards issued on or after the effective date of this Recovery Policy.

Equinox Gold Corp – Executive Compensation Recovery Policy

APPENDIX TO EXECUTIVE COMPENSATION RECOVERY POLICY

This Appendix to the Recovery Policy is intended to comply with the listing requirements of the NYSE regarding clawback of incentive-based compensation, which were adopted pursuant to Rule 10D-1 of the U.S. Securities Exchange Act Rule 10D-1. For clarity, recovery of Erroneously Awarded Compensation (as defined below) will be in addition to, and not in lieu of, any compensation that may be recovered under the general provisions of the Recovery Policy.

Definitions
For the purposes of this Appendix, the following terms have the meanings set out below:
“Clawback Period” means the three completed fiscal years immediately preceding the earlier of (1) the date the Board (or a committee thereof) or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (2) the date that a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. In addition, the Clawback Period includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year.
“Executive Officer” means the Company’s current or former President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or if there is no such officer, then the Controller, any Vice-President of the Company in charge of a principal business unit, division or function, and any other current or former officer or person who performs or performed a significant policy-making function for the Company, including executive officers of Company subsidiaries.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Restatement, which shall be calculated without regard to any taxes paid.
“Financial reporting measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. For the avoidance of doubt, stock price and total shareholder return are financial reporting measures.
“Incentive-Based Compensation” means any compensation (including cash and equity compensation) that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measure. For the avoidance of doubt, Incentive-Based Compensation does not include (1) base salary, (2) compensation awarded based solely on service to the Company (such as a time-vested awards of restricted share units and options), or (3) compensation awarded based solely on subjective standards, strategic measures (such as upon completion of a corporate transaction) or operational measures (such as attainment of a certain market share).
“Restatement” means any accounting restatement of the Company’s financial results due to material non-compliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct a material error to previously issued financial statements that is material to the previously issued financial statements, or that would result in a

Equinox Gold Corp – Executive Compensation Recovery Policy

material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Recovery of Erroneously Awarded Compensation upon Restatement
Notwithstanding anything contained in the general provisions of the Recovery Policy, if the Company is required to prepare a Restatement, then the Board shall require each Executive Officer to repay and/or forfeit Erroneously Awarded Compensation received by such Executive Officer during the Clawback Period. Incentive-Based Compensation shall be deemed “received” in the fiscal period during which the applicable financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that fiscal period. This Appendix applies to all Incentive-Based Compensation received by a person (i) after beginning service as an Executive Officer (including Incentive-Based Compensation derived from an award authorized before the individual is newly hired as an Executive Officer, e.g. inducement grants), (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the Clawback Period.
The Board shall have the discretion to cancel awards, withhold payments or take such other action as it deems appropriate to recoup all Erroneously Awarded Compensation from the Executive Officers. Where Erroneously Awarded Compensation consists of equity compensation, the Board will recover the excess portion of the equity award that would not have been granted or vested based on the Restatement, as follows:
•if the equity award is still outstanding, the Executive Officer will forfeit the excess portion of the award;
•if the equity award has been exercised or settled into shares (the “Underlying Shares”), and the Executive Officer still holds the Underlying Shares, the Company will recover the number of Underlying Shares relating to the excess portion of the award (less any exercise price paid for the Underlying Shares); and
•if the Underlying Shares have been sold by the Executive Officer, the Company will recover the proceeds received by the Executive Officer from the sale of the Underlying Shares relating to the excess portion of the award (less any exercise price paid for the Underlying Shares).
Where Incentive-Based Compensation is based only in part on the achievement of a financial reporting measure performance goal, the Company will determine the portion of the original Incentive-Based Compensation based on or derived from the financial reporting measure which was restated and will recalculate the affected portion based on the financial reporting measure as restated to determine the difference between the greater amount based on the original financial statements and the lesser amount that would have been received based on the Restatement. The Erroneously Awarded Compensation will be calculated on a pre-tax basis to ensure that the Company recovers the full amount of incentive-based compensation that was erroneously awarded.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (a) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain and provide documentation of the determination of that reasonable estimate to the NYSE. Clawback of Erroneously

Equinox Gold Corp – Executive Compensation Recovery Policy

Awarded Compensation shall be without regard to any fault, misconduct, responsibility, or involvement of the Executive Officer in the material non-compliance with financial reporting measures that resulted in the Restatement.
The Board will take such action as it deems appropriate, in its sole and absolute discretion, to reasonably promptly clawback the Erroneously Awarded Compensation, unless the Company’s Compensation and Nomination Committee, or a majority of the independent directors serving on the Board, determines that it would be impracticable to recover such amount because (1) the direct costs of enforcing recovery would exceed the Erroneously Awarded Compensation amount to be recovered subsequent to making a reasonable and documented attempt at recovery; or (2) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, based on opinion of counsel; or (3) if the recovery of the incentive-based compensation would violate the home-country laws of the Company based on an opinion of home country counsel, which opinion must be provided to the NYSE.
Additional Recovery upon restatements resulting from misconduct under SOX Section 304
In addition to the provisions in this Appendix, if the Company is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements as a result of misconduct, with any financial reporting requirement under the securities laws, then in accordance with Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”), the Board shall have the discretion to require the Chief Executive Officer and Chief Financial Officer (at the time the financial document embodying such financial reporting requirement was originally issued) to reimburse the Company for:
•any bonus or other incentive-based or equity-based compensation received from the Company during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of such financial document; and
•any profits realized from the sale of securities of the Company during that 12-month period.
Such repayment shall be without regard to the knowledge, engagement or involvement of the Executive Officer in the misconduct.
To the extent that the provisions of this Appendix on Recovery of Erroneously Awarded Compensation upon Restatement (the “Rule 10D-1 Clawback Requirements”) would provide for recovery of incentive-based compensation recoverable by the Company pursuant to SOX requirements discussed in this provision, and/or any other recovery obligations (including pursuant to employment agreements, or plan awards), the amount such Executive Officer has already reimbursed the Company shall be credited to the required recovery under the Rule 10D-1 Clawback Requirements.
General
This Appendix may be amended by the Board from time to time. Changes to this Appendix will be communicated to all persons to whom this Appendix applies.
In no event shall the Company be required to award Executive Officers an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.
The Company will not indemnify or provide insurance to cover any repayment of Incentive-Based Compensation in accordance with this Appendix to the Recovery Policy.

Equinox Gold Corp – Executive Compensation Recovery Policy

This Appendix is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Executive Officer that is required pursuant to any other statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption of this Appendix). Nothing in this Appendix in any way detracts from or limits any obligation that those subject to it have in law or pursuant to a management, employment, consulting, or other agreement with the Company or any of its subsidiaries.
Executive Officers (as defined above) are required to acknowledge annually that they have read this Appendix and understand this Appendix is binding and enforceable against them, their beneficiaries, heirs, executors, administrators, or other legal representatives. If you have questions about the interpretation of this Appendix, please contact the Company’s General Counsel at secretary@equinoxgold.com.
Adopted by the Board of Directors on October 31, 2023

Equinox Gold Corp – Executive Compensation Recovery Policy
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